Moody National REIT, I Inc. POS AM

EXHIBIT 10.115

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and among THOSE PARTIES SET FORTH ON SCHEDULE I, each a Delaware limited liability company (collectively, “Fee Owner”), MOODY NATIONAL HOSPITALITY PHILLY GREAT VALLEY II, LLC, a Delaware limited liability company (“Moody MT”, Fee Owner and Moody MT collectively referred to herein as “Seller”), and MOODY NATIONAL REIT I, INC., a Maryland corporation (the “Purchaser”).

RECITALS:

A.        Fee Owner is the owner of that certain tract of land more particularly described on Exhibit ”A” attached hereto and made a part hereof, located at 635 Lancaster Avenue, Frazer, Pennsylvania, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Fee Owner therein, including in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, (the “Land”), and all buildings and improvements, including a hotel known as the Residence Inn – Philadelphia/ Great Valley, located on the Land (the “Improvements”). The Land and the Improvements, together with the Personal Property are sometimes referred to hereinafter together as the “Hotel”.

B.        Moody MT leases the Hotel from the Fee Owner in accordance with the terms of that certain Master Lease by and between Moody MT and Fee Owner dated _________ (the “Master Lease”) and is the owner of all Personal Property used in connection with the operation of the Hotel.

C.        Purchaser desires to purchase the above described property, including the Hotel, from Seller, and Seller desires to sell the above described property to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1        “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the city ledger or other applicable records of the Hotel.

1.2         “Advance Bookings” shall mean reservations and agreements made or entered into by Moody MT or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

1.3        “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.4        “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.5        “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Moody MT and Purchaser in a form mutually acceptable to the parties, whereby Moody MT assigns and Purchaser assumes all of Moody MT’s rights, title and interest in and to the Hotel Agreements, related to the applicable Property.

1.6         “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.7        “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between Moody MT and Purchaser in a form mutually acceptable to the parties, conveying title to the Personal Property (other than Leased Property) from Moody MT to Purchaser, together with any Warranties and Guaranties related thereto.

1.8        “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.9        “Closing Date” shall mean Monday, March 2, 2015.

1.10       “Closing Documents” shall mean the documents defined as such in Article VI.

1.11       “Code” shall have the meaning ascribed to such term in Section 8.21.

1.12       “Deed” shall mean a special warranty deed in a form mutually acceptable to the parties, conveying fee title to the Real Property from the Fee Owner to Purchaser, subject to all permitted title exceptions and the Master Lease.

1.13       “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.14       “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.

1.15       “Escrow Agent” shall mean the Title Company.

1.16       “Final Rooms Revenue” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.

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1.17        “FIRPTA Certificate” shall mean the affidavit of Fee Owner under Section 1445 of the Internal Revenue Code, as amended.

1.18        “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.19        “Hotel” shall have the definition ascribed to such term in the Recitals.

1.20         “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.21         “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and all other items of real estate located on the Land.

1.22        “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement.

1.23        “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

1.24        “Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 7.6(h) hereof, and (5) Advance Bookings, excluding Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.25         “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.26        “Knowledge” shall mean (a) when used with respect to Fee Owner, the actual knowledge of the person making such representation, without any duty of inquiry or investigation, or (b) when used with respect to Moody MT, the actual knowledge of Brett Moody, without any duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

1.27        “Land” shall mean that certain parcel of real estate described on Exhibit A, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

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1.28         “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.29        “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any).

1.30        “License Agreement” shall mean that certain Franchise License Agreement dated April 25, 2005 by and between Licensor to Moody MT with respect to the Hotel.

1.31        “Licensor” shall mean Promus Hotels, Inc., a Delaware corporation.

1.32        “Management Agreement” shall mean that certain Hotel Management Agreement dated October 1, 2009, by and between Moody MT and the Manager for the management or operation of the Hotel.

1.33        “Manager” shall mean Moody National Management, L.P.

1.34        “Master Lease” shall have the definition ascribed to such term in the Recitals.

1.35        “Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires have the right to occupy space upon the Real Property.

1.36        “Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

1.37        “Operating Agreements” shall mean all service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, and Off-Site Facility Agreements) related to construction, operation, or maintenance of the Property and the business conducted thereon.

1.38        “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions.

1.39         “Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.

1.40         “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.41        “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

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1.42       “Property” shall mean collectively the Real Property and Personal Property.

1.43       “Purchase Price” shall mean the amount of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00).

1.44       “Purchaser Parties” shall mean Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.45       “Real Property” shall mean the Land and the Improvements.

1.46       “Study Period” shall mean the period ending at 5:00 p.m. CST on the date that is forty-five (45) days following the Effective Date.

1.47       “Submission Matters” shall mean all due diligence deliverables provided by Seller to Purchaser.

1.48       “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned or leased by Moody MT, including, without limitation, Moody MT’s interest as lessee with respect to any such leased Tangible Personal Property.

1.49       “Title Company” shall mean Moody National Title Company, L.P., 6363 Woodway, Suite 250, Houston, Texas 77057, or other title insurance underwriter selected by Purchaser and reasonably acceptable to Seller.

1.50       “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1        Purchase and Sale. Seller agrees to sell the Property, and Purchaser agrees to purchase the Property, free and clear of all liens and encumbrances, for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2        Payment of Purchase Price. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller on the Closing Date. The Purchase Price shall be allocated as follows: Real Property: [NEED] and Personal Property: [NEED].

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2.3        Earnest Money. Within one (1) business day following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) (the “First Deposit”). Within one (1) business day following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) (the “Second Deposit”) (the First Deposit and the Second Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). The Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation. All interest earned on such deposits shall belong to the party (as between Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement.

2.4        Due Diligence.

(a)        Purchaser shall have the right, until 5:00 p.m. the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to Seller, and to perform at Purchaser’s expense, and subject to terms and conditions set forth in Section 2.4(c) below, such economic, surveying, engineering, topographic, environmental, marketing and other test, studies and investigations as Purchaser may deem appropriate. If such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement shall automatically terminate, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent.

(b)        Seller hereby agrees and acknowledge that Moody MT may make available to Purchaser any and all due diligence information related to the Property.

(c)        Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties, except for the discovery of existing conditions of the Real Property the condition of which are not exacerbated by Purchaser. Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by Seller. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property. The provisions of this Section 2.4(c) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

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(d)        Promptly following the Effective Date, Seller shall cause the Title Company to furnish to Purchaser, a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property. Within ten (10) business days following its receipt of the Title Commitment or within ten (10) business days of any supplement to the Title commitment the Purchaser shall notify the Seller of any matters identified in the Title Commitment that the Purchaser is unwilling to accept (including any defect or failure of the Title Commitment to comply with requirements of this Section 2.4(e)) (collectively, the “Purchaser’s Objections”). Notwithstanding anything herein to the contrary, the Seller shall be obligated to pay and discharge any encumbrances or obligations arising from delinquent taxes, mortgages, deeds of trust, security agreements, mechanics’ liens or other similar liens or charges which were created, consented to, or expressly assumed by Seller, including without limitation any loans, bonds or obligations to municipal or other governmental bodies.

(e)        At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-05 of Securities and Exchange Commission Regulation S-X (the “3-05 Audit”) of the financial statements of the Property for the three (3) complete fiscal years immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such 3-05 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the financial statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-05 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-05 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, Seller’s accountants or Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Manager have maintained such information. Seller certifies and represents and warrants to Purchaser that the materials delivered to Purchaser in connection with the 3-05 Audit shall be true and accurate in all material respects and to Seller’s knowledge there are no known fraud or material misrepresentations, or material subsequent events not reflected in such materials. Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. Seller shall also provide to Purchaser’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing or termination of this Agreement.

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ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES

3.1        Fee Owner Representations and Warranties. In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefore and except for and subject to the information contained in the Submission Matters, Fee Owner hereby makes the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

(a)        Organization and Power. Fee Owner is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Fee Owner hereunder.

(b)        Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Fee Owner, has been duly executed and delivered by Fee Owner, constitutes the valid and binding agreement of Fee Owner and is enforceable against Fee Owner in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Fee Owner, for and on behalf of Fee Owner, has the authority to do so.

(c)        Litigation. There is no action, suit or proceeding, pending or, to Fee Owner’s Knowledge, known to be threatened, against or affecting any Fee Owner in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Fee Owner to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

(d)        Fee Owner Is Not a “Foreign Person”. Fee Owner is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

(e)        Insurance. All insurance policies held with respect to the Property by Fee Owner are valid and in full force and effect.

(f)        Right to Purchase. Fee Owner has not granted to any Person other than Purchaser, any right to purchase the Property or any portion thereof or interest therein.

(g)        Condemnation. There are no any pending or, to Fee Owner’s Knowledge, threatened condemnation or similar proceedings affecting the Property.

3.2        Moody MT Representations and Warranties. In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefore and except for and subject to the information contained in the Submission Matters, Moody MT hereby makes the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

(a)        Organization and Power. Moody MT is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Moody MT hereunder.

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(b)        Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Moody MT, has been duly executed and delivered by Moody MT, constitutes the valid and binding agreement of Moody MT and is enforceable against Moody MT in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Moody MT, for and on behalf of Moody MT, has the authority to do so.

(c)        Litigation. There is no action, suit or proceeding, pending or, to Moody MT’s Knowledge, known to be threatened, against or affecting Moody MT in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Moody MT to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

(d)        Moody MT Is Not a “Foreign Person”. Moody MT is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

The representations and warranties in this Article III shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”).

ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1        Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2        Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3        Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4        Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

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4.5        OFAC. Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6        Condition of the Property. Purchaser acknowledges the following: (i) Purchaser has been given a reasonable and adequate opportunity to inspect and investigate the Property and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser’s choosing, that (ii) Purchaser is a sophisticated purchaser of Property, and (iii) Purchaser will acquire the Property based upon Purchaser’s own investigation and inspection of the Property. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN, (i) SELLER IS DISPOSING OF THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) NEITHER PURCHASER NOR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF SELLER, AS TO ANY MATTER CONCERNING THE PROPERTY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY MATERIALS RECEIVED BY PURCHASER OR ANY OF PURCHASER’S AGENTS(INCLUDING, WITHOUT LIMITATION, THE COMPLETENESS THEREOF).

ARTICLE V
CONDITIONS PRECEDENT

5.1        As to Purchaser’s Obligations. Subject to the provisions of Section 8.1, Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)        Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 6.2 and 6.4 hereof.

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(b)        Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Fee Owner shall have executed at Closing a “bring down certificate” with respect to its representations and warranties.

(c)        Title. Title Company shall unconditionally be prepared to deliver to Purchaser Owner’s Title Policy (subject to the premiums therefor and delivery of the documents specified in Section 7.2 below and Purchaser’s authority documents).

(d)        License Agreement. Purchaser and Licensor shall have agreed to the terms of a new license agreement in a form acceptable to Purchaser, in its sole and absolute discretion.

(e)        Management Agreement. Seller shall have terminated, on or before the Closing Date, the Management Agreement and paid all sums owed to the Manager in connection with such termination. Seller shall have terminated all Hotel Employees and, if applicable, any employment plans provided to any Hotel Employee.

(f)        Litigation. There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect the Property.

(g)        REIT Audit. Purchaser shall have completed the REIT Audit as contemplated under Section 2.4(f).

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date, Purchaser shall have the right to terminate this Agreement, obtain a refund of the Earnest Money and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, Section 8.1 shall additionally apply.

5.2        As to Seller’s Obligations. Subject to the provisions of Section 8.2, Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)        Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to Sections 6.3 and 6.4 hereof.

(b)        Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

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Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller. If the conditions precedent set forth above are neither satisfied nor waived by Seller by the Closing Date, Seller shall have the right to terminate this Agreement, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Purchaser is in default hereof at the time of such termination, Section 8.2 shall additionally apply.

ARTICLE VI
CLOSING

6.1        Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow, at the Title Company, or at any such other place as Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to any permitted title exceptions, the Master Lease and guests in possession.

6.2        Seller’s Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a)        The Deed.

(b)        The Bill of Sale and General Assignment.

(c)        The Assignment and Assumption Agreement.

(d)        A bills paid affidavit verifying that there are no unpaid bills or claims for labor performed or materials furnished to the Property prior to the Closing, and by which Seller indemnifies and holds Purchaser and Title Company harmless from any loss, liability, cost or expense of Purchaser resulting from or incident to claims against the Property.

(e)        Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property (if any).

(f)        The FIRPTA Certificate.

(g)        The “bring-down certificate” specified in Section 5.1(b).

(h)        An owner’s title affidavit and gap indemnity (to the extent required by the Title Company), each duly executed and acknowledged by Seller.

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(i)        Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company and relating to: (i) the authority of the persons executing the instruments delivered at Closing on behalf of Seller have the authority to bind Seller to perform its obligations set forth therein, (ii) mechanics’ or materialmens’ liens, (iii) parties in possession, or (iv) any other matters reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto, in form and content satisfactory to Purchaser and the Title Company.

(j)        Any other document or instrument specifically required by this Agreement.

Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(k)        all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in Seller’s or the Manager’s possession,

(l)        information as to all Advance Bookings, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard,

(m)        information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due,

(n)        all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

6.3        Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)        The Assignment and Assumption Agreement.

(b)        The Bill of Sale and General Assignment.

(c)        The “bring-down certificate” specified in Section 5.2(b).

(d)        Any other document or instrument specifically required by this Agreement.

(e)        At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price as described in Section 2.2 hereof.

6.4        Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a)        A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)        Such other documents, instruments and undertakings as may be required by the authorities of the State where the Property is located.

(c)        Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

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6.5        Closing Costs. Seller and Purchaser shall equally divide any escrow fee other expenses or similar charges charged by the Title Company. Purchaser shall pay for the cost of the title search, the premium for a standard Owner’s Title Policy, and the cost of any endorsements to the Owner’s Title Policy. Purchaser shall pay the costs of all inspections or tests undertaken by Purchaser, including the cost of any updated survey. Purchaser shall pay all costs associated with financing the acquisition of the Property. Purchaser shall pay all costs associated with obtain all required approvals from the Licensor and Manager. Purchaser and Seller shall split all transfer taxes. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature. Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

6.6        Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as provided herein. The Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing provided that the housekeeping costs and the Final Rooms Revenue shall be shared equally between the Seller and the Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)        Current rents.

(b)        Real estate, personal property, hotel and any other applicabe taxes taxes (with maximum allowable discounts for early or prompt payment).

(c)        Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by the Purchaser.

(d)        Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)        Payments due under any assessments imposed by private covenant.

(f)        Municipal or other governmental improvement liens and special assessments, which shall be paid by the Seller at Closing where the work has been assessed, and which shall be assumed by the Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, the Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

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(g)        License and permit fees, where transferable.

(h)        All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(i)        The Final Rooms Revenue and housekeeping costs for the date of Closing (to be apportioned equally between the Seller and the Purchaser).

(j)        Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by the Seller under Occupancy Agreements. At midnight the day prior to Closing, Seller shall check-out those hotel guests who were previously in occupancy at the Hotel, so as to directly bill and collect all expenses arising prior to the Closing Date, and then check those hotel guests back into the Hotel so they can be included in the Final Rooms Revenue. At Closing, the Seller shall sell to the Purchaser in connection with the Hotel, and Purchaser shall purchase from the Seller at face value: (a) all petty cash funds in connection with the hotel guest operations at the Property, which shall be an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser. In addition, Seller shall provide a credit to Purchaser in an amount equal to one-half (1/2) of the Final Rooms Revenue from the night prior to the Closing Date.

The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between the Seller and the Purchaser. The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) days after the Closing, then, in such event, such amounts or issues shall be submitted the Designated Accountant for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser. The provisions of this Section 7.6 shall survive the Closing.

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6.7        Safe Deposit Boxes. On the Closing Date, the Seller shall cause the Manager to make available to the Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel. During the Study Period, the Seller and the Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, the Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and the Purchaser shall indemnify, defend and hold the Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.

6.8        Inventory of Baggage. The representatives of the Seller and/or the Manager, and of the Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. The Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by the Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. The Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.

6.9        Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

6.10        Accounts Payable. The Purchaser shall receive a credit for any and all accounts payable owed by the Seller in connection with the Property as of the Closing Date.

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ARTICLE VII
GENERAL PROVISIONS

7.1        Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than One Hundred Thousand Dollars ($100,000.00) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than 180 days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require more than 180 days to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance. If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to Purchaser. If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).

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7.2        Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property. If taking will materially interfere with the operation or use of any Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to Purchaser. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 7.1 and 7.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.

7.3        Broker. Seller and Purchaser each represents and warrants to the other that it has not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement. Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller. Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser. This Section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker. Notwithstanding the foregoing, Seller, at and conditioned upon Closing, shall pay Moody National Realty Company, L.P. (“MNRC”) the sum of Three Hundred Eighty-Five Thousand and No/Dollars ($385,000.00) as a portion of MNRC’s disposition fee. The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

ARTICLE VIII
DEFAULT; TERMINATION RIGHTS; INDEMNIFICATION

8.1        Default by Seller. If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with this Agreement after Purchaser has performed or tendered performance of its obligations in accordance with this Agreement, then Purchaser, as its sole and exclusive remedy shall elect (a) to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price; or (c) bring an equitable action to enforce the Closing Obligations by specific performance; provided, with respect to an action for specific performance, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance, and (ii) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing the Closing Obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.

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8.2        Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement after Seller has performed or tendered performance of all of its obligations in accordance with this Agreement, Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against Purchaser hereunder. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN.

8.3        Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4        Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 8.4 shall survive the termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1        Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2        Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

9.3        Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.4        Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

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9.5        Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereto shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.

9.6        Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.7        Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

9.8        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	[NEED]

and	[NEED]

If to Purchaser:	Moody National REIT I, Inc. 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Brett Moody Telephone: (713) 977-7500 Facsimile: (713) 977-7505 bmoody@moodynational.com

and	Moody National REIT I, Inc. 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Alex Sims Telephone: (713) 977-7500 Facsimile: (713) 977-7505 asims@moodynational.com

If to Escrow Agent:	Moody National Title Company, L. P.
6363 Woodway, Suite 250
Houston, Texas 77057
Attn: Kay Street
Telephone: (713)977-1700 (Main)
(713)273-6680 (Direct)
Facsimile: (713)977-0117(Fax)
kstreet@moodynational.com

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or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

9.9        Escrow Agent. Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

9.10        Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

9.11        Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

9.12        No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.13        Time of Essence. Time is of the essence with respect to every provision hereof.

9.14        Signatory Exculpation. The signatory(ies) for Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

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9.15        Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)        Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)        All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)        The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)        Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.16        No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

9.17        Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

9.18        Assignment by the Parties. Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates to take title to the Property or to certain components of the Property or to assign this Agreement to one or more Affiliates without Seller’s consent.

9.19        Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.20        Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

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9.21        Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

9.22        Public Announcements. Except as otherwise expressly provided herein, neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Seller hereby expressly acknowledges that Purchaser is a wholly-owned subsidiary of a publicly-traded company and that Seller is aware and will advise its owners, employees and agents that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 1, LLC, a Delaware limited liability company

By:	/s/ Mary A. Wilcynski
Mary A. Wilcynski, its sole member

24

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 2, LLC, a Delaware limited liability company

By:	/s/ Samuel Tachdjian
Samuel Tachdjian, as husband and wife as community property, its sole member

By:	/s/ Samuel Tachdjian
Siegrid Tachdjian, as husband and wife as community property, its sole member

25

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 3, LLC, a Delaware limited liability company

By:	/s/ John Raleigh
John Raleigh, its sole member

26

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 4, LLC, a Delaware limited liability company

By:	/s/ Yuk S. Yung
Yuk S. Yung, as husband and wife as joint tenants, its sole member

By:	/s/ Elice Yung
Elice Yung, as husband and wife as joint tenants, its sole member

27

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 5, LLC, a Delaware limited liability company

By:	/s/ Riddie M. Bowers
Riddie M. Bowers, Jr., as husband and wife, its sole member

By:	/s/ Betty L. Bowers
Betty L. Bowers, as husband and wife, its sole member

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 6, LLC, a Delaware limited liability company

By:	/s/ Joyce A. Wayman
Joyce A. Wayman, as Trustee of the Wayman Family Bypass Trust dated March 12, 1991, its sole member

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 7, LLC, a Delaware limited liability company

By:	/s/ Blasius Brezoczky
Blasius Brezoczky, as Trustee of the Revocable Inter Vivos Trust dated April 22, 1987, its sole member

By:	/s/ Kristina Brezoczky
Kristina Brezoczky, as Trustee of the Revocable Inter Vivos Trust dated April 22, 1987, its sole member

30

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 8, LLC, a Delaware limited liability company

By:	/s/ Charles Chung
Charles Chung, as Trustee of the Chung Family Trust dated January 7, 1994, its sole member

By:	/s/ Helen Chung
Helen Chung, as Trustee of the Chung Family Trust dated January 7, 1994, its sole member

31

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 9, LLC, a Delaware limited liability company

By:	/s/ George M. Berberich
George M. Berberich, its sole member

32

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 10, LLC, a Delaware limited liability company

By:	/s/ Terry Royalty
Terry Royalty, its sole member

33

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 11, LLC, a Delaware limited liability company

By:	/s/ Roberta T. Polos
Roberta T. Polos, as Trustee of the Polos 1984 Family Trust, Survivors Trust dated December 17, 1984, its sole member

34

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 12, LLC, a Delaware limited liability company

By:	/s/ Marilyn Joan Spiegl
Marilyn Joan Spiegl, as Trustee of the Spiegl Family Trust dated January 13, 1984, its sole member

35

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 13, LLC, a Delaware limited liability company

By:	/s/ Samuel Bardakjian
Samuel Bardakjian, as Trustee of the Samuel and Tatevik Bardakjian Living Trust, its sole member

By:	/s/ Tatevik Bardakjian
Tatevik Bardakjian, as Trustee of the Samuel and Tatevik Bardakjian Living Trust, its sole member

36

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 14, LLC, a Delaware limited liability company

By:	/s/ Howard W. Moy
Howard W. Moy, as Trustee of the Moy Family Trust dated May 1, 1995, its sole member

By:	/s/ Annie Jane M. Moy
Annie Jane M. Moy, as Trustee of the Moy Family Trust dated May 1, 1995, its sole member

37

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

TIC Philly Great Valley 15, LLC, a Delaware limited liability company

By:	/s/ Leslie Pam
Leslie Pam, as Trustee of the Leslie Pam and Ann Petersen Family Trust dated November 25, 1992, its sole member

By:	/s/ Ann Petersen
Ann Petersen, as Trustee of the Leslie Pam and Ann Petersen Family Trust dated November 25, 1992, its sole member

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

FEE OWNER:

MOODY NATIONAL GREAT VALLEY H, LLC, a Delaware limited liability company

By: Moody Great Valley, LLC, a Delaware limited liability company

By: Moody National Realty Company, L.P., a Texas limited partnership

By: Moody Realty Corporation, a Texas corporation

By:	/s/ Brett C. Moody
Name:
Title:

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

MOODY MT:

Moody National Philly Great Valley II, LLC, a Delaware limited liability company

By: Moody National Management, L.P., a Texas limited partnership, its sole member

By: Moody Management Corporation, a Texas corporation, it general partner

By:	/s/ Brett C. Moody
Brett C. Moody, President

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

PURCHASER:

MOODY NATIONAL REIT I INC., a Maryland corporation

By:	/s/ Brett C. Moody
Brett Moody, President

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RECEIPT OF THIS AGREEMENT IS ACKNOWLEDGED BY PARTNERS TITLE COMPANY, EFFECTIVE AS OF _____________________, 2014.

MOODY NATIONAL TITLE COMPANY, L.P.

By:
Name:
Title:

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SCHEDULE I

TIC Philly Great Valley 1, LLC

TIC Philly Great Valley 2, LLC

TIC Philly Great Valley 3, LLC

TIC Philly Great Valley 4, LLC

TIC Philly Great Valley 5, LLC

TIC Philly Great Valley 6, LLC

TIC Philly Great Valley 7, LLC

TIC Philly Great Valley 9, LLC

TIC Philly Great Valley 10, LLC

TIC Philly Great Valley 11, LLC

TIC Philly Great Valley 12, LLC

TIC Philly Great Valley 13, LLC

TIC Philly Great Valley 14, LLC

TIC Philly Great Valley 15, LLC

Moody National Great Valley H, LLC

2

EXHIBIT A

3